Exhibit 99.1

FTD Companies, Inc. Announces Third Quarter 2017 Financial Results

DOWNERS GROVE, Ill. — November 8, 2017 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the third quarter and nine months ended September 30, 2017.
John C. Walden, FTD’s President and Chief Executive Officer, commented, “I am pleased with the substantial progress our company achieved during the third quarter. FTD’s financial performance in the period was generally in line with our expectations, as we dealt effectively with regional disruption from hurricanes and continued to address the challenges of long-term underinvestment in customers and infrastructure. During the quarter, we also hired new leaders into key marketing and consumer business roles, and they are already making positive impacts on improving marketing effectiveness, merchandising and customer experiences. Importantly, our comprehensive strategic review of the business, which began in May soon after I joined the Company, is now complete and I expect our multi-year strategic plan to be finalized by year-end. I am optimistic about FTD’s opportunities to restore its growth and industry leadership, and the management team and I look forward to sharing our plans in more detail at the commencement of 2018.”

Third Quarter Results
Consolidated revenues were $161.3 million for the third quarter of 2017, a decrease of 6.7% compared to $172.9 million for the third quarter of 2016, primarily due to a decrease in Consumer segment revenues. Foreign currency exchange rates did not have a significant impact on consolidated revenues during the third quarter of 2017.
Net loss was $76.3 million for the third quarter of 2017, compared to net loss of $10.3 million for the third quarter of 2016. The net loss in the current quarter included a non-cash charge of $82.7 million, or $67.5 million net of taxes, for the impairment of goodwill, intangibles, and other long-lived assets. Excluding these charges, net loss for the third quarter of 2017 was $8.8 million. Other factors affecting third quarter results include lower amortization of intangible assets, which reduced the net loss, lower revenues and the associated gross profit and increases in general and administrative and sales and marketing expenses.
Adjusted EBITDA was $1.9 million, or 1.2% of consolidated revenues, for the third quarter of 2017, compared to $14.4 million, or 8.3% of consolidated revenues, for the third quarter of 2016. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.
Nine Month Results
Consolidated revenues were $805.9 million for the nine months ended September 30, 2017, a decrease of 4.2% compared to $841.3 million in the nine months ended September 30, 2016. Changes in foreign currency exchange rates negatively impacted consolidated revenues by $10.7 million for the first nine months of 2017. The remaining change was primarily due to a decrease in Consumer segment revenues.

Net loss was $57.6 million for the nine months ended September 30, 2017, compared to net income of $3.3 million for the first nine months of 2016.

Adjusted EBITDA was $64.2 million, or 8.0% of consolidated revenues, for the first nine months of 2017, compared to $90.1 million, or 10.7% of consolidated revenues, for the prior-year period.

Segment Results

Provide Commerce Segment: Provide Commerce segment revenues for the third quarter of 2017 decreased 4.3% to $54.6 million, compared to $57.1 million for the third quarter of 2016, primarily as a result of a 3.0% decrease in consumer orders and a 1.0% decrease in average order value. Average order value decreased $0.48 to $49.30 due to a shift in product mix and was partially offset by lower discounts on products. Within the Provide Commerce segment, third quarter 2017 revenues for the Personal Creations and Gourmet Foods businesses increased 7.2% and 1.8%, respectively. ProFlowers revenues decreased 10.7% compared to the prior-year quarter. Provide Commerce segment operating loss was $6.3 million for the third quarter of 2017 compared to an operating loss of $1.8 million in the prior-year quarter.
Provide Commerce segment revenues of $390.2 million for the first nine months of 2017 were relatively flat compared to the first nine months of 2016. Average order value of $50.98 increased 3.0%, or $1.50, partially offset by a 3.0% decrease in consumer orders. Within the Provide Commerce segment, year-to-date 2017 revenues for the Gourmet Foods business increased 8.3% and revenues for the Personal Creations business increased slightly, while revenues for ProFlowers decreased 4.1% compared to the prior-year period. Provide Commerce segment operating income was $21.7 million, or 5.6% of segment revenues, for the first nine months ended September 30, 2017, compared to $27.4 million, or 7.0% of segment revenues, for the prior-year period.
Consumer Segment: Consumer segment revenues for the third quarter of 2017 decreased 14.9% to $43.6 million, compared to $51.3 million for the third quarter of 2016. This decline was primarily due to a 14.0% decrease in consumer orders and a $1.01, or 1.4%, decrease in average order value to $73.51. Consumer segment operating income was $3.2 million, or 7.4% of segment revenues, for the third quarter of 2017, compared to $5.0 million, or 9.8% of segment revenues, for the prior-year quarter.
Consumer segment revenues for the first nine months of 2017 decreased 11.0% to $196.5 million, compared to $220.7 million for the first nine months of 2016. This decline was primarily due to a 10.4% decrease in consumer orders and a $0.48, or 0.7%, decrease in average order value to $71.51. Consumer segment operating income was $15.5 million, or 7.9% of segment revenues, for the nine months ended September 30, 2017, compared to $22.3 million, or 10.1% of segment revenues, for the prior-year period.
Florist Segment: Florist segment revenues for the third quarter of 2017 decreased 5.3% to $34.7 million, compared to $36.6 million for the third quarter of 2016, primarily due to lower product revenues resulting from a change in the timing of holiday container shipments to the fourth quarter of 2017 from the third quarter of 2016 and a decrease in technology system sales. Florist segment operating income was $9.6 million, or 27.6% of segment revenues, for the third quarter of 2017, compared to $11.4 million, or 31.0% of segment revenues, for the third quarter of 2016. Average revenues per member increased 0.9% to $3,263 for the third quarter of 2017, compared to $3,233 for the prior-year quarter.

Florist segment revenues for the first nine months of 2017 decreased 1.3% to $125.3 million, compared to $127.0 million for the first nine months of 2016. Product revenues were lower due to a change in the timing of holiday container shipments to the fourth quarter of 2017 from the third quarter of 2016 and a decrease in technology system sales, partially offset by an increase in fresh flower sales. Services revenues declined due to lower order-related revenues. Florist segment operating income was $35.8 million, or 28.5% of segment revenues, for the first nine months ended September 30, 2017, compared to $36.7 million, or 28.9% of segment revenues, for the prior-year period. Average revenues per member increased 4.8% for the first nine months of 2017 compared to the prior-year period.
International Segment: International segment revenues for the third quarter of 2017 were $31.5 million, compared to $31.4 million for the third quarter of 2016. On a constant currency basis, International segment revenues increased 0.6%, or $0.2 million, due to a 2.4% increase in average order value, partially offset by a slight decrease in consumer orders. International segment operating income was $3.4 million, or 10.8% of segment revenues, for the third quarter of 2017, compared to $3.8 million, or 12.3% of segment revenues, for the prior-year quarter. On a constant currency basis, International segment operating income decreased $0.5 million, or 11.8%, for the third quarter of 2017 compared to the prior-year quarter.
International segment revenues for the first nine months of 2017 decreased 8.9% to $106.4 million, compared to $116.8 million for the first nine months of 2016. On a constant currency basis, International segment revenues increased 0.2%, or $0.2 million. International segment operating income was $12.0 million, or 11.3% of segment revenues, for the first nine months ended September 30, 2017, compared to $15.2 million, or 13.0% of segment revenues, for the prior-year period.
Balance Sheet and Cash Flow Highlights
Net cash used for operating activities was $18.1 million for the nine months ended September 30, 2017, compared to net cash used for operating activities of $3.6 million for the prior-year period. Free Cash Flow was a use of $19.5 million for the nine months ended September 30, 2017, compared to a use of $12.0 million for the prior-year period. Use of cash for the nine months ended September 30, 2017 primarily reflects an increase in third-quarter working capital that is associated with seasonal factors and the decline in net income, excluding non-cash charges. Free Cash Flow is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.
Cash and cash equivalents were $27.8 million as of September 30, 2017 compared to $81.0 million at December 31, 2016. Total debt was $252.3 million as of September 30, 2017 compared to $276.3 million at December 31, 2016. The reduction in debt for the 2017 period primarily reflects reduced cash holdings offset by higher use of cash for operating activities as compared to the prior-year period.
Business Outlook
The Company is reiterating its outlook for full year 2017 as follows:

•	Consolidated revenues likely toward the lower end of the previous range of down 3% to 4% on a reported basis compared to 2016, or down 2% to 3% on a constant currency basis

•	Net income, excluding impairment charges, of approximately $8 million to $12 million

•	Consolidated Adjusted EBITDA margin of 7.25% to 7.75% of consolidated revenues

•	Capital expenditures of up to $22 million, which was the low end of the range previously anticipated

In connection with the outlook provided above, please note that the seasonality of the Company's business impacts the quarterly pattern of its profitability and cash flows from operations.

Conference Call

The Company will be hosting a conference call today, November 8, 2017, at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company's website at http://www.ftdcompanies.com. In addition, you may dial 877-407-0784 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through November 22, 2017. Participants can dial 844-512-2921 to hear the playback. The passcode is 13671895.
About FTD Companies, Inc.
FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts and related products to consumers primarily in the United States and the United Kingdom. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910 and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man logo®, which is displayed in nearly 35,000 floral shops in over 125 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari's Berries®, Personal Creations®, RedEnvelope®, Flying Flowers®, Ink Cards™, Postagram™ and Gifts.com™. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.

Cautionary Information Regarding Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s strategies and future financial performance; expectations about future business plans, prospective performance and opportunities, including potential acquisitions; revenues; segment metrics; operating expenses; market trends, including those in the markets in which the Company competes; liquidity; cash flows and uses of cash; dividends; capital expenditures; depreciation and amortization; impairment charges; tax payments; foreign currency exchange rates; hedging arrangements; the Company’s ability to repay indebtedness and invest in initiatives; the Company’s products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s most recent Annual Report on Form 10-K and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), including, without limitation, information under the captions “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In addition, the Company may not provide guidance of the type provided under “Business Outlook” in the future.

Non-GAAP Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP measures: Adjusted EBITDA and Free Cash Flow as measures of certain components of financial performance. The Company’s definitions of Adjusted EBITDA and Free Cash Flow, as set forth below, may be modified from time to time.
Management believes that Adjusted EBITDA is an important measure of operating performance because it allows for a period-to-period comparison of the Company’s operating performance by removing the impact of the Company’s capital structure (interest expense on outstanding debt), asset base (depreciation, amortization and impairment charges), tax consequences, other non-operating items, and stock-based compensation. The Company further emphasizes the importance of Adjusted EBITDA as an operating performance measure by utilizing the Adjusted EBITDA measure as a basis for determining certain incentive compensation targets for certain members of the Company’s management. The Adjusted EBITDA measure also is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and other further adjustments, which are defined in the senior secured credit facility.
Management believes that Free Cash Flow provides a relevant measure of the Company’s financial performance and ability to generate cash in order to repay debt obligations, repurchase shares, and fund acquisitions or other business initiatives.
Management believes that presenting these non-GAAP financial measures provides additional information to facilitate comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its businesses.

In addition to the use of these non-GAAP measures by management for the purposes outlined above, the Company believes Adjusted EBITDA and Free Cash Flow are measures widely used by securities analysts, investors and others to evaluate the financial performance of the Company and its competitors.
Adjusted EBITDA and Free Cash Flow are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect depreciation and amortization expense for various long-lived assets, impairment charges, interest expense, income taxes, and other items that have been and will be incurred. Each of these items should also be considered in the overall evaluation of the Company’s results. In addition, Adjusted EBITDA does not reflect capital expenditures and other investing activities, and Free Cash Flow does not reflect certain other expenditures, and these measures should not be considered by themselves as measures of the Company’s operating performance or cash generation capacity. An additional limitation associated with Adjusted EBITDA is that the measure does not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of this non-GAAP financial measure is that it does not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for these limitations by providing the relevant disclosure of its depreciation and amortization, impairment charges, interest and income tax expenses, capital expenditures, stock-based compensation, and other items within its financial press releases and SEC filings, all of which should be considered when evaluating the Company’s performance.
A further limitation associated with the use of these measures is that the terms “Adjusted EBITDA” and “Free Cash Flow” do not have standardized meanings. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measures: net income/(loss), directly ahead of Adjusted EBITDA; and Cash Provided by/Used for Operations, directly ahead of Free Cash Flow, within this and other financial press releases and by providing reconciliations that show and describe the adjustments made. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.
The Company also presents certain results for the International segment on a constant currency basis. Constant currency information compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. The Company’s International segment operates principally in the U.K. Management monitors sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.
Definitions
(1) Segment operating income/(loss). The Company's chief operating decision maker uses segment operating income/(loss) to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income/(loss) is operating income/(loss) excluding depreciation, amortization, litigation and dispute settlement charges and gains, transaction-related costs, restructuring and other exit costs, and impairment of goodwill, intangible assets, and other long-lived assets. In addition, stock-based and incentive compensation and general corporate expenses are not allocated to the segments. Segment operating income/(loss) is prior to intersegment eliminations and excludes other income/(expense), net. Please refer to the tables in this press release for a reconciliation of segment operating income/(loss) to net income/(loss).
(2) Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are individual units delivered during the period that were originated through our consumer websites, associated mobile sites and applications, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.

(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Provide Commerce, Consumer, and International segments is tracked in their local currency, the U.S. Dollar for both the Provide Commerce and Consumer segments and the British Pound (“GBP”) for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).
(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues earned from a member of the Company's floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.
(5) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income/(loss) before net interest expense, provision for/(benefit from) income taxes, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, and impairment of goodwill, intangible assets, and other long-lived assets.
Litigation and dispute settlement charges and gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes, or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.
Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) transaction-related bonuses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation, and other incremental costs associated with integration projects.
(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by or used for operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid or received for litigation and dispute settlement charges or gains, and cash paid for restructuring and other exit costs.
Contacts
Investor Relations:
Katie Turner
646-277-1228
ir@ftdi.com
Media Inquiries:
Amy Toosley
858-638-4648
pr@ftdi.com

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Provide Commerce segment	$54,633	$57,112	$390,192	$390,751
Consumer segment	43,631	51,260	196,547	220,743
Florist segment	34,665	36,605	125,261	126,955
International segment	31,477	31,364	106,416	116,846
Intersegment eliminations	(3,102)	(3,462)	(12,473)	(13,963)
Total revenues	161,304	172,879	805,943	841,332

Operating expenses:
Cost of revenues	103,175	108,058	502,728	531,568
Sales and marketing	36,450	35,012	181,570	168,885
General and administrative	27,656	25,980	83,450	84,113
Amortization of intangible assets	3,820	15,240	11,459	45,873
Restructuring and other exit costs	1,113	612	2,057	2,230
Impairment of goodwill, intangible assets, and other long-lived assets	82,735	—	82,735	—
Total operating expenses	254,949	184,902	863,999	832,669

Operating income/(loss)	(93,645)	(12,023)	(58,056)	8,663
Interest expense, net	(2,599)	(2,294)	(7,312)	(6,863)
Other income/(expense), net	126	(9)	324	1,804

Net income/(loss) before income taxes	(96,118)	(14,326)	(65,044)	3,604
Provision for (benefit from) income taxes	(19,799)	(4,057)	(7,464)	347

Net income/(loss)	$(76,319)	$(10,269)	$(57,580)	$3,257

Earnings/(loss) per common share
Basic earnings/(loss) per share	$(2.77)	$(0.37)	$(2.10)	$0.12
Diluted earnings/(loss) per share	$(2.77)	$(0.37)	$(2.10)	$0.12

Average Shares Outstanding:
Basic	27,546	27,386	27,459	27,560
Diluted	27,546	27,386	27,459	27,612

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2017	December 31, 2016
ASSETS

Cash and cash equivalents	$27,845	$81,002
Accounts receivable, net	24,528	26,659
Inventories	30,827	24,996
Property and equipment, net	42,582	57,559
Intangible assets, net	234,889	272,798
Goodwill	426,131	463,465
Other assets	32,346	35,835
Total assets	$819,148	$962,314

LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$97,899	$157,693
Debt	252,326	276,306
Deferred tax liabilities, net	69,275	85,932
Other liabilities	13,029	14,656
Total liabilities	432,529	534,587
Total equity	386,619	427,727
Total liabilities and equity	$819,148	$962,314

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net income/(loss)	$(76,319)	$(10,269)	$(57,580)	$3,257
Adjustments to reconcile net income/(loss) to net cash used for operating activities:
Depreciation and amortization	9,194	20,986	27,778	63,502
Impairment of goodwill, intangible assets, and other long-lived assets	82,735	—	82,735	—
Stock-based compensation	2,351	3,323	8,221	10,803
Provision for doubtful accounts receivable	736	128	1,515	2,936
Accretion of discounts and amortization of deferred financing and debt issue costs	340	340	1,020	1,020
Impairment of fixed assets	—	—	—	398
Deferred taxes, net	(19,072)	(5,584)	(17,314)	(14,519)
Gains on life insurance	—	—	—	(1,583)
Other, net	(25)	16	(95)	76
Changes in operating assets and liabilities:
Accounts receivable, net	(2,964)	(2,488)	923	(1,791)
Inventories	(5,940)	(4,437)	(5,770)	(2,025)
Prepaid expenses and other assets	(910)	779	4,139	5,623
Accounts payable and accrued liabilities	(26,175)	(26,005)	(62,235)	(71,932)
Income taxes receivable or payable	(1,099)	(3,088)	(1,033)	1,882
Other liabilities	(605)	(1,696)	(448)	(1,247)
Net cash used for operating activities	(37,753)	(27,995)	(18,144)	(3,600)
Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(4,307)	(3,842)	(10,677)	(12,018)
Proceeds from life insurance	—	1,002	—	1,946
Net cash used for investing activities	(4,307)	(2,840)	(10,677)	(10,072)
Cash flows from financing activities:
Proceeds from debt	20,000	—	90,000	—
Payments on long-term debt	(30,000)	(5,000)	(115,000)	(15,000)
Exercise of stock options and purchases from employee stock plans	—	—	1,042	1,304
Repurchases of common stock withheld for taxes	(14)	(5)	(1,983)	(1,645)
Repurchases of common stock	—	(3,863)	—	(12,035)
Net cash used for financing activities	(10,014)	(8,868)	(25,941)	(27,376)
Effect of foreign currency exchange rate changes on cash and cash equivalents	563	(204)	1,605	(652)
Change in cash and cash equivalents	(51,511)	(39,907)	(53,157)	(41,700)
Cash and cash equivalents, beginning of period	79,356	56,099	81,002	57,892
Cash and cash equivalents, end of period	$27,845	$16,192	$27,845	$16,192

Supplemental Cash Flow Information:
Cash paid for interest	$2,187	$2,163	$6,261	$5,764
Cash paid for income taxes, net	615	4,487	11,132	12,688
Cash paid for restructuring and other exit costs	3,906	692	7,139	1,994
Cash paid/(received) for litigation and dispute settlement charges	—	(758)	25	(394)
Cash paid for transaction- and integration-related costs	77	1,378	2,133	2,043

FTD COMPANIES, INC.
UNAUDITED SEGMENT INFORMATION
(in thousands, except average order value, average revenues per member, and average currency exchange rates)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Provide Commerce:
Segment revenues	$54,633	$57,112	$390,192	$390,751
Segment operating income/(loss) (1)	$(6,304)	$(1,847)	$21,686	$27,406
Consumer orders (2)	1,081	1,115	7,549	7,780
Average order value (3)	$49.30	$49.78	$50.98	$49.48

Consumer:
Segment revenues	$43,631	$51,260	$196,547	$220,743
Segment operating income (1)	$3,225	$5,019	$15,460	$22,326
Consumer orders (2)	555	645	2,588	2,890
Average order value (3)	$73.51	$74.52	$71.51	$71.99

Florist:
Segment revenues	$34,665	$36,605	$125,261	$126,955
Segment operating income (1)	$9,552	$11,362	$35,757	$36,722
Average revenues per member (4)	$3,263	$3,233	$11,397	$10,874

International:
In USD:
Segment revenues	$31,477	$31,364	$106,416	$116,846
Segment operating income (1)	$3,384	$3,845	$11,982	$15,225
Consumer orders (2)	559	560	1,933	1,979
Average order value (3)	$46.86	$45.90	$45.48	$48.47
In GBP:
Segment revenues	£24,017	£23,853	£83,696	£83,469
Average order value (3)	£35.78	£34.95	£35.78	£34.68
Average currency exchange rate: GBP to USD	1.31	1.31	1.27	1.40

FTD COMPANIES, INC.
UNAUDITED RECONCILIATIONS
(in thousands)

The following tables contain reconciliations of Adjusted EBITDA and Free Cash Flow to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME/(LOSS) TO NET INCOME/(LOSS)
AND NET INCOME/(LOSS) TO ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Segment Operating Income/(loss) (1) :
Provide Commerce	$(6,304)	$(1,847)	$21,686	$27,406
Consumer	3,225	5,019	15,460	22,326
Florist	9,552	11,362	35,757	36,722
International	3,384	3,845	11,982	15,225
Unallocated expenses	(11,573)	(9,416)	(32,428)	(29,514)
Impairment of goodwill, intangible assets, and other long-lived assets	(82,735)	—	(82,735)	—
Depreciation and amortization	(9,194)	(20,986)	(27,778)	(63,502)
Operating income/(loss)	(93,645)	(12,023)	(58,056)	8,663

Interest expense, net	(2,599)	(2,294)	(7,312)	(6,863)
Other income/(expense), net	126	(9)	324	1,804
(Provision for)/benefit from income taxes	19,799	4,057	7,464	(347)
Net income/(loss) (GAAP Basis)	$(76,319)	$(10,269)	$(57,580)	$3,257

Net income/(loss) (GAAP Basis)	$(76,319)	$(10,269)	$(57,580)	$3,257
Interest expense, net	2,599	2,294	7,312	6,863
Provision for/(benefit from) income taxes	(19,799)	(4,057)	(7,464)	347
Depreciation and amortization	9,194	20,986	27,778	63,502
Stock-based compensation	2,351	3,323	8,221	10,803
Transaction and integration costs	40	1,056	1,110	2,313
Litigation and dispute settlement charges	—	427	—	740
Impairment of goodwill, intangible assets, and other long-lived assets	82,735	—	82,735	—
Restructuring and other exit costs	1,113	612	2,057	2,230
Adjusted EBITDA (5)	$1,914	$14,372	$64,169	$90,055

RECONCILIATION OF NET CASH USED FOR OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net cash used for operating activities (GAAP Basis)	$(37,753)	$(27,995)	$(18,144)	$(3,600)
Capital expenditures	(4,307)	(3,842)	(10,677)	(12,018)
Cash paid for transaction and integration costs	77	1,378	2,133	2,043
Cash paid/(received) for litigation and dispute settlement charges	—	(758)	25	(394)
Cash paid for restructuring and other exit costs	3,906	692	7,139	1,994
Free Cash Flow (6)	$(38,077)	$(30,525)	$(19,524)	$(11,975)